Exhibit 10.5

Commercial Sublease

This Commercial Sublease (this “Sublease”) is made and effective this 1st day of April 2011 between TransXpert, Inc., an Illinois Corporation (“Sub-Lessor”), and Quadrant 4 Systems, Inc., a Florida corporation, (“Sub-Lessee”) and is made in light of the facts: (i) that Sub-Lessor currently leases the “Premises” including the office space known as Suite 30, on the First Floor of the building described as and commonly known as the Meadows, at 2850 Golf Road, Rolling Meadows, Illinois (the “Building”), a space of approximately 1,500 square feet, more or less, together with all other commonly shared space on the floor within or adjacent the Premises under that certain “Lease” between Sub-Lessor, as tenant, and _____________________, as landlord, dated _________________ which Lease includes the Premises; and (ii) that Sub-Lessee desires to lease from Sub-Lessor, and Sub-Lessor desires to rent to Sub-Lessee, the Premises as described herein upon the terms and conditions set forth herein.

Now, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.
Term and Rent.  Sub-Lessor demises the above Premises for a twelve (12) month “Term” commencing April 1, 2011 and ending March 31, 2012 at the monthly rental of One Thousand, Five Hundred Dollars ($1,500) payable in advance on the first day of each month for that month's rental, during the Term.  All rental payments shall be made to Sub-Lessor, at the address specified following the signature of Sub-Lessor.

2.
Use.   Sub-Lessee shall use and occupy the Premises for general office use.  The Premises shall be used for no other purpose.  Sub-Lessor represents that the Premises may lawfully be used for such purpose.

3.
Right to Sublet.  Sub-Lessor represents to Sub-Lessee that, as a condition precedent to any obligations of Sub-Lessee under this Sublease, Sub-Lessor has obtained all necessary consents and that the parties may enter into this Sublease without causing a violation or event of default under the Lease.

4.
Care and Maintenance of Premises.   Sub-Lessee acknowledges that the Premises are in satisfactory order and repair, unless otherwise indicated herein.  Sub-Lessee shall, at its own expense and at all times, improve and maintain the Premises in good and safe condition, and shall surrender the same at termination hereof, in as good condition as received, normal wear and tear alone excepted.  Sub-Lessee shall be responsible for all repairs required within the Premises, excepting the roof, demising partitions (including entranceways), exterior walls, structural foundations, and mechanical systems servicing the Premises.  Sub-Lessee shall not, without first obtaining the written consent of Sub-Lessor, make any alterations, additions, or improvements, in, to or about the Premises.  Sub-Lessor may, as a condition to such consent, consult with or require consent of the landlord under the Lease.

5.
Ordinances and Statutes.  Sub-Lessee shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force or which may hereafter be in force, pertaining to the Premises, occasioned by or affecting the use thereof by Sub-Lessee.

6.
Assignment and Subletting.   Sub-Lessee shall not assign this Sublease or further sublet any portion of the Premises without prior written consent of the Sub-Lessor, which shall not be unreasonably withheld but may be withheld if not permitted under the Lease.  Any such assignment or subletting without consent shall be void and, at the option of the Sub-Lessor, may terminate this Sublease.  Notwithstanding the foregoing, in the event Sub-Lessee forms a new entity to operate its business, Sub-Lessor agrees that Sub-Lessee may elect to assign this Sublease to such entity but same shall not relieve Sub-Lessee of any obligations hereunder and Sub-Lessee shall remain as a guarantor.

7.
Utilities.  Sub-Lessee shall be solely liable for such additional telephone and internet services as are required in the operation of its business.  Sub-Lessor agrees to provide 2 telephone lines on the existing phone system, existing internet without warranty as to capacity, electrical service of scope and capacity to operate the Sub-Lessee’s business within the Premises and heating, cooling and ventilation and water and sewer and other utility services and other services all in a commercially reasonable manner to the Premises.

8.
Entry and Inspection.  Sub-Lessee shall permit Sub-Lessor or Sub-Lessor's agents including parties authorized under the Lease to enter upon the Premises at reasonable times and upon reasonable notice, for the purpose of inspecting the same, making repairs or showing same to prospective tenants.

9.
Indemnification of Sub-Lessor.  Sub-Lessor shall not be liable for any damage or injury to Sub-Lessee, or any other person, or to any property, occurring within the Premises, and Sub-Lessee agrees to hold Sub-Lessor harmless from any claim for damages, no matter how caused.  Sub-Lessee shall be solely responsible for all personal property and waives any claim or right of setoff against rent for loss thereto.

10.
Insurance.  Sub-Lessee, at its expense, shall maintain public liability insurance including bodily injury and property damage insuring Sub-Lessee and Sub-Lessor with minimum coverage of $100,000 and shall provide Sub-Lessor with a certificate of insurance showing Sub-Lessor as additional insured.  If required under the Lease, such insurance shall also name as additional insured, the landlord and other parties as specified under the Lease.  To the maximum extent permitted by insurance policies which may be obtained by Sub-Lessor or Sub-Lessee, Sub-Lessee and Sub-Lessor, for the benefit of each other, waive any and all rights of subrogation which might otherwise exist.

11.
Eminent Domain.  If the Premises or any part thereof or any estate therein, or any other part of the Building materially affecting Sub-Lessee's use of the Premises, shall be taken by eminent domain, this Sublease shall terminate on the date when title vests pursuant to such taking.  The rent, and any additional rent, shall be apportioned as of the termination date, and any rent paid for any period beyond that date shall be repaid to Sub-Lessee.  Sub-Lessee shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but Sub-Lessee may file a claim for any taking of fixtures and improvements owned by Sub-Lessee, and for moving expenses.

12.
Destruction of Premises.  In the event of a partial destruction of the Premises during the Term hereof, from any cause, Sub-Lessor shall forthwith cause to be repaired the same, provided that such repairs can be made within sixty (60) days under existing governmental laws and regulations, but such partial destruction shall not terminate this Sublease, except that Sub-Lessee shall be entitled to a proportionate reduction of rent while such repairs are being made, based upon the extent to which the making of such repairs shall interfere with the business of Sub-Lessee within the Premises.  If such repairs cannot be made within said sixty (60) days, Sub-Lessor, at its option, may make the same within a reasonable time, this Sublease continuing in effect with the rent proportionately abated as aforesaid, and in the event that Sub-Lessor shall not elect to make such repairs which cannot be made within sixty (60) days, this Sublease may be terminated at the option of either party.  In the event that the Building in which the Premises may be situated is destroyed to an extent of not less than one-third of the replacement costs thereof, Sub-Lessor may elect to terminate this Sublease whether the Premises be injured or not.  A total destruction of the Building shall terminate this Sublease.

13.
Sub-Lessor's Remedies on Default.  If Sub-Lessee defaults in the payment of rent, or any additional rent, or defaults in the performance of any of the other covenants or conditions hereof, Sub-Lessor may give Sub-Lessee notice of such default and if Sub-Lessee does not cure any such default within 5 days as to monetary defaults or within 20 days as to non-monetary defaults, after the giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, if Sub-Lessee does not commence such curing within such 20 days and thereafter proceed with reasonable diligence and in good faith to cure such default), then Sub-Lessor may terminate this Sublease following such notice and failure to cure.  On the date specified in such notice, the Term shall terminate, and Sub-Lessee shall then quit and surrender the Premises to Sub-Lessor, but Sub-Lessee shall remain liable as hereinafter provided.  If this Sublease shall have been so terminated by Sub-Lessor, Sub-Lessor may, at any time thereafter, resume possession of the Premises by any lawful means and remove Sub-Lessee or other occupants and their effects.  No failure to enforce any term or condition hereof shall be deemed a waiver.  Sub-Lessor shall be entitled to a charge of 10% for all rent payments not received by the 5th of the month, not as a penalty but solely to offset costs of delayed payment which are impossible to ascertain in advance.

14.
Operating Expense and Rent Increase.  In the event the Lease provides for any increase during any year of the Term for real estate taxes, increase of costs of operations including maintenance, repairs, utilities, taxes and/or insurance over and above the amount of such costs for the year during which the Term commences, Sub-Lessee shall pay to Sub-Lesser upon presentation of notice of same, its proportional share of the increase in said costs.  In the event that such increases are for a year extending beyond the Term, the obligation of Sub-Lessee shall be proportionate to the portion of the Term included in such year.  The Rent stated above is a fixed rent for the Term but shall be increased only to reflect increases in the cost of living.  On each successive February 1 after commencement during the Term, the Rent shall be adjusted but not decreased pursuant to the following formula: Rent (being the new adjusted Rent) equals Rent in effect prior to this calculation multiplied by the ratio of the Cost of Living Index for the month prior to the anniversary date of this adjustment over the Index for the prior year’s month.  The Consumer Price Index shall be ("All Urban Consumers" 1967=100) as published by the Bureau of Labor Statistics, United States Department of Labor of the city in which the Building is situated (or such other index as recognized as a successor index in the event this index is longer published and converted using the conversion factor published by the United States Department of Labor).

15.
Termination.  Either party may terminate this Sublease upon thirty (30) days notice to the other but no termination shall relieve Sub-Lessee of its obligations to pay rent or any increase or expenses permitted herein.

16.
Attorney's Fees.  In case suit should be brought for recovery of the Premises or for any sum due hereunder, or because of any act which may arise out of the possession of the Premises, by either party, the prevailing party shall be entitled to all costs incurred in connection with such action, including a reasonable attorney's fee.

17.
Notices.  Any notice which either party may, or is required to give, shall be given by mailing the same, postage prepaid, to Sub-Lessee or Sub-Lessor, as the case may be, at the address set forth following its signature, or at such other places as may be designated by the parties from time to time.

18.	Heirs, Assigns, Successors. This Sublease is binding upon and inures to the benefit of the heirs, assigns and successors in interest to the parties.

19.
Subordination.  This Sublease is and shall be subordinated to all existing and future liens and encumbrances against the Building and to the terms of the Lease, which terms are incorporated herein by reference.

20.	Entire Agreement. The foregoing constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties.

Sub-Lessor: Sub-Lessee:

WITNESS, the signatures of Sub-Lessor and Sub-Lessee executed in Rolling Meadows, Illinois as of the date first above written.

TransXpert, Inc.                                                                           Quadrant 4 Systems, Inc.

By:                                                                                                   By:

Address: